Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2014 relating to the financial statements and the financial statement schedule, which appears in Bazaarvoice, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2014.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Austin, TX

July 11, 2014